Exhibit 99.1
DoorDash Releases Second Quarter 2025 Financial Results
August 6, 2025
SAN FRANCISCO—(BUSINESS WIRE)—DoorDash, Inc. (NASDAQ: DASH) today announced its financial results for the quarter ended June 30, 2025.
In Q2 2025, we generated new quarterly records for Total Orders, Marketplace GOV, Revenue, and GAAP net income. In Q2 2025, we also celebrated passing 10 billion lifetime orders globally. We are proud of how far we have come and the work that has gone into building a platform that now serves hundreds of thousands of merchants, tens of millions of consumers, and millions of Dashers across over 30 countries every month. Our progress reflects our team’s innovation, operational excellence, and hard work, and we intend to continue investing to expand the scale, scope, and capabilities of our business going forward.
Second Quarter 2025 Key Financial Metrics
•Total Orders increased 20% year-over-year (Y/Y) to 761 million.
•Marketplace GOV increased 23% Y/Y to $24.2 billion.
•Revenue increased 25% Y/Y to $3.3 billion. Net Revenue Margin was 13.5%, up from 13.3% in Q2 2024.
•GAAP net income (loss) attributable to DoorDash, Inc. common stockholders increased to $285 million from $(157) million in Q2 2024.
•Adjusted EBITDA increased 52% Y/Y to $655 million from $430 million in Q2 2024.

	Three Months Ended
(in millions, except percentages)	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025
Total Orders	635	643	685	732	761
Total Orders Y/Y growth	19%	18%	19%	18%	20%
Marketplace GOV	$19,711	$20,002	$21,279	$23,076	$24,244
Marketplace GOV Y/Y growth	20%	19%	21%	20%	23%
Revenue	$2,630	$2,706	$2,873	$3,032	$3,284
Revenue Y/Y growth	23%	25%	25%	21%	25%
Net Revenue Margin	13.3%	13.5%	13.5%	13.1%	13.5%
GAAP gross profit	$1,195	$1,283	$1,372	$1,478	$1,608
GAAP gross profit as a % of Marketplace GOV	6.1%	6.4%	6.4%	6.4%	6.6%
Contribution Profit	$825	$930	$968	$1,020	$1,147
Contribution Profit as a % of Marketplace GOV	4.2%	4.6%	4.5%	4.4%	4.7%
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders	$(157)	$162	$141	$193	$285
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a % of Marketplace GOV	(0.8)%	0.8%	0.7%	0.8%	1.2%
Adjusted EBITDA	$430	$533	$566	$590	$655
Adjusted EBITDA as a % of Marketplace GOV	2.2%	2.7%	2.7%	2.6%	2.7%
Weighted-average diluted shares outstanding	410	428	433	436	438

Operational Highlights
Our operating philosophy continues to be consistent; we focus on driving efficiency through operational excellence and scale, while continuing to invest aggressively to improve the quality and breadth of services we offer. In Q2 2025, solid execution helped us make our consumer experience more personalized, attract tens of thousands of new merchant partners, and reduce average delivery times. The improvements we made over the last few years continue to compound and helped drive accelerated Y/Y growth in monthly active users (MAUs1) and DashPass and Wolt+ members in Q2 2025 compared to Q1 2025. This, in turn, contributed to strong Y/Y growth in Total Orders, Marketplace GOV, and Revenue in Q2 2025.
In our U.S. marketplace in Q2 2025, Y/Y growth in Total Orders accelerated, with notable strength in the U.S. restaurant category. Strong growth in DashPass membership contributed to a Y/Y increase in average order frequency,2 which reached an all-time high in Q2 2025. We believe we have been a pioneer in membership programs for local commerce and have continued working to improve the value proposition we offer. We are pleased with the increasing membership and engagement levels in DashPass, as this suggests consumers are finding growing value in DashPass and that DashPass members are providing growing value to our merchant partners.
High levels of consumer engagement in the U.S. were evident across many metrics and widespread throughout our consumer cohorts. In the U.S., the size of our new consumer cohorts increased on a Y/Y basis in each of April, May, and June, with initial engagement levels that were consistent with the relevant year-ago period.3 We believe this highlights the broadening attraction of our marketplace and the opportunity we have to continue attracting new consumers. In addition to solid new cohort performance, we generated strong results from our mature cohorts in Q2 2025, with average consumer retention rates across our mature U.S. cohorts4 that increased on a Y/Y basis. We saw particularly strong improvements in retention in our U.S. new verticals cohorts, where the size of many of our mature cohorts grew at a double digit Y/Y rate in Q2 2025.
In our international marketplaces in Q2 2025, Y/Y growth in Total Orders remained well above Y/Y growth in Total Orders in our U.S. marketplace. In Q2 2025 we added more new Wolt+ members than in any previous quarter. While we believe the Wolt+ membership program is still early in its development, growth in Wolt+ members helped drive Y/Y growth in average order frequency in our international marketplaces in Q2 2025 that was consistent with Q1 2025. At the same time, we improved unit economics in our international marketplaces on both a Y/Y and quarter-over-quarter (Q/Q) basis in Q2 2025, driven partly by improvements in Dasher efficiency.
Our approach to building DoorDash is relatively simple in concept, but as our business expands in scale and scope, we must continue to elevate our capabilities in order to maintain our high standards of execution across a broader surface area. Our team executed well in the first half of 2025 and we are excited by the opportunities to continue building through the rest of the year and beyond.

1 MAUs are based on the number of individual consumer accounts that have completed an order on our Marketplaces in the last month of the period of measurement. DashPass and Wolt+ members are based on the number of member accounts on the last day of the period of measurement.
2 Calculated as the total number of orders placed on our Marketplaces divided by the number of individual consumer accounts that have completed an order on our Marketplaces in the period of measurement.
3 For any given measurement period, a new DoorDash consumer cohort consists of consumers who placed their first order on the DoorDash Marketplace during that period. Initial engagement is defined as the average order rate in the month immediately following the cohort's first order month. Order rate for any given cohort and time period is calculated by multiplying retention by average order frequency for the stated cohort and time period. It is mathematically equal to orders in a given month from a given cohort, divided by the starting size of that cohort.
4 Includes the 84 DoorDash monthly consumer cohorts from January 2017 through December 2023. We typically determine a cohort is mature after approximately six months. We exclude cohorts prior to January 2017 due to their relatively small size and a lack of certain historical data. We also exclude cohorts from January 2024 through June 2024 because those cohorts were not considered mature during all periods for a Y/Y comparison.

Financial Performance
In Q2 2025, Total Orders increased 20% Y/Y to 761 million and Marketplace GOV increased 23% Y/Y to $24.2 billion. Y/Y growth in Total Orders was driven by growth in consumers and growth in average consumer engagement.
Revenue increased 25% Y/Y to $3.3 billion in Q2 2025, primarily due to the Y/Y increase in Marketplace GOV. Net Revenue Margin was 13.5% in Q2 2025, up from 13.3% in Q2 2024 and 13.1% in Q1 2025. The Y/Y and Q/Q increases in Net Revenue Margin were due primarily to improved logistics efficiency, increasing contribution from advertising revenue, and a reduction in credits and refunds as a percentage of Marketplace GOV. These factors were partially offset by a shift in volume to categories with lower Net Revenue Margins.
GAAP cost of revenue, exclusive of depreciation and amortization, was $1.6 billion in Q2 2025, up 17% Y/Y and up 8% Q/Q. The Y/Y increase was driven primarily by an increase in Total Orders, partially offset by a decrease in insurance expenses. The Q/Q increase was driven primarily by an increase in Total Orders. As a percentage of Marketplace GOV, GAAP cost of revenue, exclusive of depreciation and amortization, was 6.7% in Q2 2025, down from 7.0% in Q2 2024 and up from 6.5% in Q1 2025.
GAAP gross profit was $1.6 billion in Q2 2025, up 35% Y/Y and 9% Q/Q. GAAP gross profit as a percentage of Marketplace GOV was 6.6% in Q2 2025, up from 6.1% in Q2 2024 and 6.4% in Q1 2025.
GAAP sales and marketing expense was $607 million in Q2 2025, up 19% Y/Y and up 4% Q/Q. The Y/Y increase was driven primarily by increases in advertising expenses and personnel-related expenses. The Q/Q increase was driven primarily by an increase in personnel-related expenses. As a percentage of Marketplace GOV, GAAP sales and marketing expense was 2.5% in Q2 2025, down from 2.6% in Q2 2024 and consistent with 2.5% in Q1 2025.
GAAP research and development expense was $351 million in Q2 2025, up 16% Y/Y and up 15% Q/Q. The Y/Y and Q/Q increases were driven primarily by an increase in personnel-related expenses. As a percentage of Marketplace GOV, GAAP research and development expense was 1.4% in Q2 2025, down from 1.5% in Q2 2024 and up from 1.3% in Q1 2025.
GAAP general and administrative expense was $388 million in Q2 2025, down 21% Y/Y and up 17% Q/Q. The Y/Y decrease was driven by reductions in office lease impairment expenses and legal, tax, and regulatory expenses, partly offset by an increase in transaction-related costs. The Q/Q increase was driven by an increase in legal, tax, and regulatory expenses, personnel-related expenses, and transaction-related costs. As a percentage of Marketplace GOV, GAAP general and administrative expense was 1.6% in Q2 2025, down from 2.5% in Q2 2024 and up from 1.4% in Q1 2025.
GAAP net income (loss) attributable to DoorDash, Inc. common stockholders was $285 million in Q2 2025, an increase from $(157) million in Q2 2024 and $193 million in Q1 2025.
Adjusted EBITDA was $655 million in Q2 2025, up 52% from $430 million in Q2 2024 and up 11% from $590 million in Q1 2025. Adjusted EBITDA as a percentage of Marketplace GOV was 2.7% in Q2 2025, up from 2.2% in Q2 2024 and 2.6% in Q1 2025.
In Q2 2025, we generated net cash provided by operating activities of $504 million and Free Cash Flow of $355 million, down from $530 million and $451 million, respectively, in Q2 2024. Among other factors, Q2 2025 Free Cash Flow was negatively impacted by timing of working capital, which we expect to act as a benefit to Free Cash Flow in the second half of 2025.
In February 2025, our board of directors authorized the repurchase of up to $5.0 billion of our Class A common stock. As of August 5, we have not repurchased shares of our Class A common stock under the February 2025 authorization. We may or may not repurchase any portion of our February 2025 authorization.

Financial Outlook

Period	Marketplace GOV	Adjusted EBITDA
Q3 2025	$24.2 billion - $24.7 billion	$680 million - $780 million
Based on our current outlook and assuming a stock price consistent with recent trading levels, we expect:
•2025 stock-based compensation expense of approximately $1.0 billion to $1.1 billion.
•2025 depreciation and amortization expense of approximately $660 million to $700 million.
Our outlook assumes that aggregate consumer demand and key foreign currency rates remain relatively stable at current levels. Our outlook also anticipates significant levels of ongoing investment in new categories and international markets. We caution investors that consumer spending in any of our geographies could deteriorate relative to our outlook, which could drive results below our expectations. Additionally, our increasing international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks. Changes in the international operating environment could negatively impact results versus our current outlook.
Our outlook and expectations for stock-based compensation expense and depreciation and amortization expense do not include any potential impact from our proposed acquisition of Deliveroo plc. We continue to expect our proposed acquisition of Deliveroo plc to close during Q4 2025. However, we are excluding any potential impact on our outlook due to the current uncertainty and variability of such impact, and due to the closing of the transaction remaining subject to regulatory approval and other customary closing conditions.
We have not provided GAAP net income (loss) attributable to DoorDash, Inc. common stockholders outlook or a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders as a result of the uncertainty regarding, and the potential variability of, reconciling items such as legal, tax, and regulatory expenses and other items. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) attributable to DoorDash, Inc. common stockholders is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP measures in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" below.
Analyst and Investor Conference Call and Earnings Webcast
DoorDash will host a conference call and webcast to discuss our quarterly results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Those interested in listening to the call can register and attend by visiting our Investor Relations page at https://ir.doordash.com. An archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the U.S. Securities and Exchange Commission (the "SEC"), press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our X account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this release include, but are not limited to, our expectations regarding our financial position and operating performance, including our outlook and guidance for the third quarter of 2025 and our assumptions underlying such guidance; our expectations regarding our stock-based compensation expense and depreciation and amortization expense; our priorities and our plans and expectations regarding our overall business strategy and investment approach; our plans, expectations and value of our platform and services, including our membership products, to merchants, consumers, and Dashers; our ability to drive future growth and execute on our goals and strategies; our expectations regarding trends in our business, demand for our platform and for local commerce platforms in general, the macroeconomic environment, including global consumer spending, foreign currency rates, and geopolitical risks; and our plans and expectations regarding share dilution, including in connection with equity award issuances and our share repurchase authorization. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: economic, financial, social or political conditions that could adversely affect us; competition; managing our growth and corporate culture; the macroeconomic environment and geopolitical uncertainty; financial performance; investments in new geographies, products, or offerings; the timing, completion and expected benefits of the proposed acquisition of Deliveroo plc; our ability to successfully integrate and realize the benefits of acquisitions, strategic partnerships, joint ventures, and investments; our ability to attract merchants, consumers, and Dashers to our platform; legal proceedings and regulatory matters and developments; any future changes to our business or our financial or operating model; and our brand and reputation. The forward-looking statements contained in this release are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our quarterly reports on Form 10-Q. All forward-looking statements in this release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods and with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write-off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit as gross profit plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write-off related to restructuring. Gross profit is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue for the same period.
We define Contribution Profit as our gross profit less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write-off related to restructuring. We define gross margin as gross profit as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit as a percentage of revenue for the same period. We use Contribution Profit to evaluate our operating performance and trends. We believe that Contribution Profit is a useful indicator of the economic impact of orders fulfilled through DoorDash as it takes into account the direct expenses associated with generating and fulfilling orders.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) attributable to DoorDash, Inc. common stockholders, adjusted to include net income (loss) attributable to redeemable non-controlling interests and exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write-off related to restructuring, (vii) provision for (benefit from) income taxes, (viii) interest income, net, (ix) other (income) expense, net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense.
We define Free Cash Flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
We define Total Orders as all orders completed through our Marketplaces and Commerce Platform over the period of measurement.
We define Marketplace GOV as the total dollar value of orders completed on our Marketplaces, including taxes, tips, and any applicable consumer fees, including membership fees related to DashPass and Wolt+. Marketplace GOV does not include the dollar value of orders, taxes and tips, or fees charged to merchants, for orders fulfilled through our Commerce Platform.
We define Net Revenue Margin as revenue expressed as a percentage of Marketplace GOV.

Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2024	June 30, 2025

Assets
Current assets:
Cash and cash equivalents	$4,019	$3,911
Restricted cash	190	2,750
Short-term marketable securities	1,322	1,088
Funds held at payment processors	436	322
Accounts receivable, net	732	840
Prepaid expenses and other current assets	687	824
Total current assets	7,386	9,735
Long-term marketable securities	835	725
Operating lease right-of-use assets	389	391
Property and equipment, net	778	906
Intangible assets, net	510	890
Goodwill	2,315	3,529
Other assets	632	774
Total assets	$12,845	$16,950
Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Accounts payable	$321	$345
Operating lease liabilities	68	78
Accrued expenses and other current liabilities	4,049	4,273
Total current liabilities	4,438	4,696
Operating lease liabilities	468	452
Convertible notes, net	—	2,721
Other liabilities	129	153
Total liabilities	5,035	8,022
Redeemable non-controlling interests	7	5
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	13,165	13,439
Accumulated other comprehensive income (loss)	(107)	261
Accumulated deficit	(5,255)	(4,777)
Total stockholders’ equity	7,803	8,923
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$12,845	$16,950

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2025	2024	2025

Revenue	$2,630	$3,284	$5,143	$6,316
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,385	1,616	2,715	3,116
Sales and marketing	509	607	1,013	1,193
Research and development	303	351	582	657
General and administrative	494	388	813	720
Depreciation and amortization	140	159	282	311
Restructuring charges	—	—	—	1
Total costs and expenses	2,831	3,121	5,405	5,998
Income (loss) from operations	(201)	163	(262)	318
Interest income, net	49	49	94	98
Other income (expense), net	(5)	59	(7)	53
Income (loss) before income taxes	(157)	271	(175)	469
Provision for (benefit from) income taxes	1	(13)	8	(7)
Net income (loss) including redeemable non-controlling interests	(158)	284	(183)	476
Less: net loss attributable to redeemable non-controlling interests	(1)	(1)	(3)	(2)
Net income (loss) attributable to DoorDash, Inc. common stockholders	$(157)	$285	$(180)	$478
Net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	$(0.38)	$0.67	$(0.44)	$1.13
Diluted	$(0.38)	$0.65	$(0.44)	$1.09
Weighted-average number of shares outstanding used to compute net income (loss) per share attributable to DoorDash, Inc. Class A and Class B common stockholders
Basic	410,482	425,113	407,982	423,278
Diluted	410,482	438,377	407,982	436,980

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Six Months Ended June 30,
	2024	2025

Cash flows from operating activities
Net income (loss) including redeemable non-controlling interests	$(183)	$476
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	282	311
Stock-based compensation	554	517
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	52	53
Office lease impairment expenses	83	7
Change in fair value of deal-contingent forward contract	—	(69)
Other	41	61
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Funds held at payment processors	(43)	128
Accounts receivable, net	(63)	(90)
Prepaid expenses and other current assets	(35)	(47)
Other assets	(81)	(142)
Accounts payable	(52)	25
Accrued expenses and other current liabilities	571	10
Payments for operating lease liabilities	(54)	(58)
Other liabilities	11	(43)
Net cash provided by operating activities	1,083	1,139
Cash flows from investing activities
Purchases of property and equipment	(40)	(140)
Capitalized software and website development costs	(105)	(150)
Purchases of marketable securities	(969)	(725)
Maturities of marketable securities	899	801
Sales of marketable securities	4	286
Acquisitions, net of cash acquired	—	(1,173)
Other investing activities	(8)	—
Net cash used in investing activities	(219)	(1,101)
Cash flows from financing activities
Proceeds from issuance of convertible notes, net of issuance costs	—	2,722
Proceeds from issuance of warrants	—	341
Purchase of convertible note hedges	—	(680)
Proceeds from exercise of stock options	3	5
Repurchase of common stock	(7)	—
Other financing activities	6	(10)
Net cash provided by financing activities	2	2,378
Foreign currency effect on cash, cash equivalents, and restricted cash	(18)	63
Net increase in cash, cash equivalents, and restricted cash	848	2,479
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	2,772	4,221
Cash, cash equivalents, and restricted cash, end of period	$3,620	$6,700
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$3,430	$3,911
Restricted cash	178	2,750
Long-term restricted cash included in other assets	12	39
Total cash, cash equivalents, and restricted cash	$3,620	$6,700
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$18	$41
Stock-based compensation included in capitalized software and website development costs	$79	$91
Deferred cash consideration for acquisitions	$—	$112

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025

Cost of revenue, exclusive of depreciation and amortization	$1,385	$1,374	$1,453	$1,500	$1,616
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(41)	(36)	(43)	(34)	(37)
Allocated overhead	(9)	(9)	(9)	(8)	(10)
Adjusted cost of revenue	$1,335	$1,329	$1,401	$1,458	$1,569

Sales and marketing	$509	$483	$541	$586	$607
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(33)	(30)	(30)	(26)	(33)
Allocated overhead	(6)	(6)	(7)	(6)	(6)
Adjusted sales and marketing	$470	$447	$504	$554	$568

Research and development	$303	$289	$297	$306	$351
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(141)	(126)	(126)	(116)	(141)
Allocated overhead	(6)	(7)	(5)	(6)	(8)
Adjusted research and development	$156	$156	$166	$184	$202

General and administrative	$494	$315	$324	$332	$388
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(89)	(83)	(74)	(61)	(71)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(102)	(13)	(30)	(29)	(29)
Transaction-related costs	(2)	—	(5)	(9)	(22)
Office lease impairment expenses	(83)	—	—	(7)	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	21	22	21	20	24
Adjusted general and administrative	$239	$241	$236	$246	$290
(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model and pay practices, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.

	Three Months Ended
(In millions, except percentages)	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025

Revenue	$2,630	$2,706	$2,873	$3,032	$3,284
Less: Cost of revenue, exclusive of depreciation and amortization	(1,385)	(1,374)	(1,453)	(1,500)	(1,616)
Less: Depreciation and amortization related to cost of revenue	(50)	(49)	(48)	(54)	(60)
Gross profit	$1,195	$1,283	$1,372	$1,478	$1,608
Gross Margin	45.4%	47.4%	47.8%	48.7%	49.0%
Less: Sales and marketing	(509)	(483)	(541)	(586)	(607)
Add: Depreciation and amortization related to cost of revenue	50	49	48	54	60
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	74	66	73	60	70
Add: Allocated overhead included in cost of revenue and sales and marketing	15	15	16	14	16
Contribution Profit	$825	$930	$968	$1,020	$1,147
Contribution Margin	31.4%	34.4%	33.7%	33.6%	34.9%

	Three Months Ended
(In millions, except percentages)	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025

Gross profit	$1,195	$1,283	$1,372	$1,478	$1,608
Add: Depreciation and amortization related to cost of revenue	50	49	48	54	60
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	41	36	43	34	37
Add: Allocated overhead included in cost of revenue	9	9	9	8	10
Adjusted Gross Profit	$1,295	$1,377	$1,472	$1,574	$1,715
Adjusted Gross Margin	49.2%	50.9%	51.2%	51.9%	52.2%

	Three Months Ended
(In millions)	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025

Net income (loss) attributable to DoorDash, Inc. common stockholders	$(157)	$162	$141	$193	$285
Add: Net loss attributable to redeemable non-controlling interests	(1)	(1)	(2)	(1)	(1)
Net income (loss) including redeemable non-controlling interests	$(158)	$161	$139	$192	$284
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	102	13	30	29	29
Transaction-related costs	2	—	5	9	22
Office lease impairment expenses	83	—	—	7	—
Restructuring charges	—	—	—	1	—
Provision for (benefit from) income taxes	1	(6)	37	6	(13)
Interest income, net	(49)	(54)	(51)	(49)	(49)
Other (income) expense, net(2)	5	6	(8)	6	(59)
Stock-based compensation expense and certain payroll tax expense	304	275	273	237	282
Depreciation and amortization expense	140	138	141	152	159
Adjusted EBITDA	$430	$533	$566	$590	$655
(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, and our historical Dasher pay model and pay practices, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, and (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.
(2)Consists primarily of a non-cash change in fair value of the Deal-Contingent Forward during the three months ended June 30, 2025.
Estimate of Certain Components of Stock-Based Compensation Expense

(in millions)	2023 (Actuals)	2024 (Actuals)	2025	2026

CEO performance award(1)	$104	$67	$7	$—
Wolt retention and revesting	150	143	127	51
Pre-IPO RSUs: amortization of stepped-up value(2)	67	49	3	—
New hire, continuing employee, and other grants	767	840	863 - 963	NA
Total stock-based compensation	$1,088	$1,099	$1,000 - 1,100	NA
(1)In November 2020, our board of directors granted restricted stock units ("RSUs") to our Chief Executive Officer, Tony Xu, covering 10,379,000 shares of our Class A common stock, which we refer to here as the 2020 CEO Performance Award. The award is intended to be the exclusive equity award to Mr. Xu over a seven year performance period, which ends November 23, 2027. The award has nine tranches that are eligible to vest based on the achievement of stock price goals ranging from $187.60 to $501.00, measured using an average of our stock price over a consecutive 180-day period during the performance period. During the six months ended June 30, 2025, the first tranche of the 2020 CEO Performance Award, representing 518,950 shares, vested upon achievement of the first stock price goal of $187.60. Settlement of these vested shares is expected to be on the next company vesting date. For more information on the 2020 CEO Performance Award, please refer to our annual proxy statement.
(2)Certain RSUs awarded prior to or around the time of our initial public offering have grant-date fair values that significantly exceed the fair value of the awards (“409A value”) prevailing at the time they were committed to employees. The amounts included here represent the stock-based compensation associated with the excess amount of the grant-date fair value over the 409A value.

Reconciliation of net cash provided by operating activities to Free Cash Flow

	Trailing Twelve Months Ended
(in millions)	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025

Net cash provided by operating activities	$1,966	$2,099	$2,132	$2,214	$2,188
Purchases of property and equipment	(97)	(101)	(104)	(161)	(204)
Capitalized software and website development costs	(209)	(218)	(226)	(244)	(271)
Free Cash Flow	$1,660	$1,780	$1,802	$1,809	$1,713

IR Contact: ir@doordash.com	PR Contact: press@doordash.com